Exhibit 99.1

News Release

Media contact:
Dave Thompson, 678 579 5298
dave.thompson@mirant.com

Investor Relations contact:
Cameron Bready, 678 579 7742
cameron.bready@mirant.com

Stockholder inquiries:
678 579 7777

November 3, 2005

Mirant Announces Changes to

Senior Management Team

ATLANTA  – Mirant (Pink Sheets: MIRKQ) today announced that, effective November 7, 2005, James V. Iaco, Jr., 61, will be appointed executive vice president, and S. Linn Williams, 59, will be appointed executive vice president and general counsel.  Iaco will become the company’s chief financial officer no later than November 15, 2005, assuming the title from M. Michele Burns.

“Jim and Linn bring extensive, valuable experience to the new Mirant,” said Ed Muller, chairman and chief executive officer.  “Their leadership and collective knowledge of energy markets, finance, law and operations will continue to strengthen the company and help us emerge from bankruptcy as a well-disciplined, highly-focused and more competitive company.”

Burns, 47, will continue to serve as chief restructuring officer through the company’s emergence from Chapter 11.  She will then leave the company to pursue other interests.

“Michele’s continued leadership in restructuring Mirant is invaluable as we work to emerge from bankruptcy by year-end,” said Muller.

Doug Miller, 54, the company’s previous general counsel, will remain with the company through emergence. Aldie Warnock, 46, senior vice president, government and regulatory affairs has resigned.

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Iaco had been a private investor following a six-year career (1994 to 2000) at Edison Mission Energy where he served as president, Americas Division, as well as chief financial officer. During his tenure, he led three acquisitions in a 12-month period that totaled over $7 billion.  He previously served as chief financial officer of Intermark, Inc. and of Maxxam Inc.

Iaco holds a B.S. from California State University at Los Angeles and is a certified public accountant.

Williams was Edison Mission Energy’s general counsel from 1994 to 1998 and led the company’s European Division as its chief executive officer from 1998 to 2000. Until joining Mirant, he was an arbitrator with the International Chamber of Commerce and a private investor.

Prior to joining Edison Mission, Williams was deputy U.S. trade representative from 1989 to 1991, leading many of the country’s trade negotiations. Prior to this posting, he was vice president and general counsel of the Overseas Private Investment Corporation. He has also served as general counsel for Sears World Trade (a trading subsidiary of Sears Roebuck & Company) and practiced corporate law with Gibson, Dunn & Crutcher; Jones Day; and Leva, Hawes, Symington, Martin & Oppenheimer.

He received a B.A. from Princeton College and J.D. from Harvard Law School.

Mirant is a competitive energy company that produces and sells electricity in North America, the Caribbean, and the Philippines. Mirant owns or leases more than 18,000 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

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